Exhibit 99.1

Raytheon Company
Global Headquarters
Waltham, Mass.

Investor Relations Contact
Kelsey DeBriyn
781.522.5141

Media Contact
Corinne Kovalsky
781.522.5899
For Immediate Release

Raytheon Reports Strong First Quarter 2018 Results

•	Net sales of $6.3 billion, up 4.5 percent

•	EPS from continuing operations of $2.20, up 27.2 percent

•	Operating cash flow from continuing operations of $283 million

•	Increased annual dividend by 8.8 percent, as previously announced

•	Increased full-year 2018 guidance for sales and EPS
__________________________________________________________________________________________________

WALTHAM, Mass., (April 26, 2018) - Raytheon Company (NYSE: RTN) today announced net sales for the first quarter 2018 of $6.3 billion, up 4.5 percent compared to $6.0 billion in the first quarter 2017. First quarter 2018 EPS from continuing operations was $2.20 compared to $1.73 in the first quarter 2017. The increase in the first quarter 2018 EPS from continuing operations was primarily driven by operational improvements and lower taxes.
“We delivered strong operating performance in the first quarter with our sales, earnings per share and cash flow all ahead of our expectations,” said Thomas A. Kennedy, Raytheon Chairman and CEO. “We continue to position the company for the future by executing our strategy and investing in advanced capabilities that align with our global customers’ evolving requirements.”
Operating cash flow from continuing operations for the first quarter 2018 was $283 million compared to an outflow of $41 million for the first quarter 2017. The increase in operating cash flow from continuing operations in the first quarter 2018 was primarily due to favorable collections and lower net cash taxes.
In the first quarter 2018, the company repurchased 1.9 million shares of common stock for $400 million. In addition, as previously announced, Raytheon’s Board of Directors voted to increase the annual dividend rate by 8.8 percent, from $3.19 to $3.47 per share, the fourteenth consecutive annual dividend increase.
The company had bookings of $6.3 billion in the first quarter 2018, compared with $5.7 billion in the first quarter 2017.

Summary Financial Results

	1st Quarter		%
($ in millions, except per share data)	2018	2017	Change

Bookings	$6,311	$5,688	11.0%
Net Sales	$6,267	$6,000	4.5%
Income from Continuing Operations attributable to Raytheon Company	$634	$503	26.0%
EPS from Continuing Operations	$2.20	$1.73	27.2%
Operating Cash Flow from Continuing Operations	$283	$(41)
Workdays in Fiscal Reporting Calendar	64	64

Backlog at the end of the first quarter 2018 was $38.1 billion, an increase of approximately $2.1 billion or 5.8 percent compared to the end of the first quarter 2017.

Backlog
	Period Ending
($ in millions)	Q1 2018	Q1 2017	2017
Backlog	$38,139	$36,054	$38,210
Outlook
The company has updated its financial outlook for 2018. Charts containing additional information on the company’s 2018 outlook are available on the company’s website.

2018 Financial Outlook
	Current	Prior (1/25/18)
Net Sales ($B)	26.5 - 27.0*	26.4 - 26.9
Deferred Revenue Adjustment ($M)[1]	(10)	(10)
Amortization of Acquired Intangibles ($M)[1]	(118)	(118)
FAS/CAS Operating Adjustment ($M)[2]	1,416	1,416
Retirement Benefits Non-service Expense, non-operating ($M)[2]	(958)	(958)
Interest Expense, net ($M)	(180) - (185)	(180) - (185)
Diluted Shares (M)	287 - 289	287 - 289
Effective Tax Rate	~18.0%*	~19.0%
EPS from Continuing Operations	$9.70 - $9.90*	$9.55 - $9.75
Operating Cash Flow from Continuing Operations ($B)	3.6 - 4.0	3.6 - 4.0
*Denotes change from prior guidance
[1] Deferred Revenue Adjustment and Amortization of Acquired Intangibles represent the unfavorable impact of the acquisition accounting adjustments to record acquired deferred revenue at fair value and the amortization of acquired intangible assets for all business segments.

2As previously reported, in the first quarter 2018, the company adopted the new retirement benefit standard, Accounting Standards Update 2017-07. As a result, all components of FAS pension and postretirement benefit expense, other than service costs, were reclassified from operating income to non-operating income, with no impact to net income. The outlook above reflects this change.

Segment Results
The company’s reportable segments are: Integrated Defense Systems (IDS); Intelligence, Information and Services (IIS); Missile Systems (MS); Space and Airborne Systems (SAS); and ForcepointTM.

Integrated Defense Systems
	1st Quarter
($ in millions)	2018	2017	% Change
Net Sales	$1,489	$1,398	7%
Operating Income	$273	$212	29%
Operating Margin	18.3%	15.2%
Integrated Defense Systems (IDS) had first quarter 2018 net sales of $1,489 million, up 7 percent compared to $1,398 million in the first quarter 2017. The increase in net sales for the quarter was primarily driven by higher net sales from an international Patriot® program awarded in the first quarter 2018.
IDS recorded $273 million of operating income in the first quarter 2018 compared to $212 million in the first quarter 2017. The increase in operating income for the quarter was primarily driven by a favorable change in program mix and higher net program efficiencies.
During the quarter, IDS booked over $2.0 billion to provide advanced Patriot air and missile defense capabilities for the U.S. and multiple international customers, including a previously announced direct commercial contract for approximately $1.6 billion to a member of the 15-nation Patriot partnership.

Intelligence, Information and Services
	1st Quarter
($ in millions)	2018	2017	% Change
Net Sales	$1,582	$1,507	5%
Operating Income	$117	$111	5%
Operating Margin	7.4%	7.4%
Intelligence, Information and Services (IIS) had first quarter 2018 net sales of $1,582 million, up 5 percent compared to $1,507 million in the first quarter 2017. The increase in net sales for the quarter was primarily driven by higher net sales on classified and training programs.
IIS recorded $117 million of operating income in the first quarter 2018 compared to $111 million in the first quarter 2017.
During the quarter, IIS booked $80 million on domestic and foreign training programs in support of Warfighter FOCUS activities. IIS also booked $514 million on a number of classified contracts.

Missile Systems
	1st Quarter
($ in millions)	2018	2017	% Change
Net Sales	$1,848	$1,756	5%
Operating Income	$212	$216	(2)%
Operating Margin	11.5%	12.3%

Missile Systems (MS) had first quarter 2018 net sales of $1,848 million, up 5 percent compared to $1,756 million in the first quarter 2017. The increase in net sales for the quarter was primarily driven by higher net sales on classified programs.
MS recorded $212 million of operating income in the first quarter 2018 compared to $216 million in the first quarter 2017. As expected, the decrease in operating margin for the quarter was primarily due to a change in program mix.
During the quarter, MS booked $552 million for Advanced Medium-Range Air-to-Air Missiles (AMRAAM®) for the U.S. Air Force, U.S. Navy, and international customers; $186 million for Small Diameter Bomb II (SDB IITM) for the U.S. Air Force; and $114 million for Commander’s Independent Thermal Viewers (CITV) for the U.S. Army and an international customer. MS also booked $130 million on a number of classified contracts.

Space and Airborne Systems
	1st Quarter
($ in millions)	2018	2017	% Change
Net Sales	$1,568	$1,555	1%
Operating Income	$193	$190	2%
Operating Margin	12.3%	12.2%
Space and Airborne Systems (SAS) had first quarter 2018 net sales of $1,568 million, up 1 percent compared to $1,555 million in the first quarter 2017.
SAS recorded $193 million of operating income in the first quarter 2018 compared to $190 million in the first quarter 2017.
During the quarter, SAS booked $87 million on the next-generation Multi-Spectral Targeting System (MTS) for the U.S. Air Force and $85 million for radar components for the U.S. Navy. SAS also booked $356 million on a number of classified contracts.

Forcepoint
	1st Quarter
($ in millions)	2018	2017	% Change
Net Sales	$141	$144	(2)%
Operating Income (Loss)	$(7)	$16	NM
Operating Margin	(5.0)%	11.1%
NM = Not Meaningful
Forcepoint had first quarter 2018 net sales of $141 million compared to $144 million in the first quarter 2017.
Forcepoint recorded a loss of $7 million in the first quarter 2018 compared to operating income of $16 million in the first quarter 2017. As expected, the decrease in operating income for the quarter was primarily driven by higher operating costs.

About Raytheon
Raytheon Company, with 2017 sales of $25 billion and 64,000 employees, is a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. With a history of innovation spanning 96 years, Raytheon provides state-of-the-art electronics, mission systems integration, C5ITM products and services, sensing, effects, and mission support for customers in more than 80 countries. Raytheon is headquartered in Waltham, Massachusetts. Follow us on Twitter.
Conference Call on the First Quarter 2018 Financial Results
Raytheon’s financial results conference call will be held on Thursday, April 26, 2018 at 9 a.m. ET. Participants will include Thomas A. Kennedy, Chairman and CEO; Anthony F. O’Brien, vice president and CFO; and other company executives.
The dial-in number for the conference call will be (866) 270-6057 in the U.S. or (617) 213-8891 outside of the U.S. The conference call will also be audiocast on the Internet at www.raytheon.com/ir. Individuals may listen to the call and download charts that will be used during the call. These charts will be available for printing prior to the call.
Interested parties are encouraged to check the website ahead of time to ensure their computers are configured for the audio stream. Instructions for obtaining the free required downloadable software are posted on the site.
Disclosure Regarding Forward-looking Statements
This release and the attachments contain forward-looking statements, including information regarding the company’s financial outlook, future plans, objectives, business prospects and anticipated financial performance. These forward-looking statements are not statements of historical facts and represent only the company’s current expectations regarding such matters. These statements inherently involve a wide range of known and unknown risks and uncertainties. The company’s actual actions and results could differ materially from what is expressed or implied by these statements. Specific factors that could cause such a difference include, but are not limited to: the company’s dependence on the U.S. government for a significant portion of its business and the risks associated with U.S. government sales, including changes or shifts in defense spending due to budgetary constraints, spending cuts resulting from sequestration, a government shutdown, or otherwise, uncertain funding of programs, potential termination of contracts and performance under undefinitized contract awards; difficulties in contract performance; the resolution of program terminations; the ability to procure new contracts; the risks of conducting business in foreign countries; the unpredictability of timing of international bookings; the ability to comply with extensive governmental regulation, including export and import requirements such as the International Traffic in Arms Regulations and the Export Administration Regulations, anti-bribery and anti-corruption requirements including the Foreign Corrupt Practices Act, industrial cooperation agreement obligations, and procurement and other regulations; the ability to obtain timely U.S. government approvals for international contracts; changes in government procurement practices; the impact of competition; the ability to develop products and technologies, and the impact of associated investments and costs; the ability to recruit and retain qualified personnel; the impact of potential security and cyber threats, and other disruptions; the risk that actual pension returns, discount rates or other actuarial assumptions, including the long-term return on asset assumption, are significantly different than the company’s current assumptions; the risk of cost overruns, particularly for the company’s fixed-price contracts; dependence on component availability, subcontractor and partner performance and key suppliers; risks of a negative government audit; risks associated with acquisitions, investments, dispositions, joint ventures and other business arrangements; the ability to grow in the government and commercial cybersecurity markets; risks of an impairment of goodwill or other intangible assets; the impact of financial markets and global economic conditions; the use of accounting estimates in the company’s financial statements, including with respect to the provisional impact of the Tax Cuts and Jobs Act of 2017; the outcome of contingencies and litigation matters, including government investigations; the risk of environmental liabilities; and other factors as may be detailed from time to time in the company’s public announcements and Securities and Exchange Commission filings. The company undertakes no obligation to make any revisions to the forward-looking statements contained in this release and the attachments or to update them to reflect events or circumstances occurring after the date of this release, including any acquisitions, dispositions or other business arrangements that may be announced or closed after such date.

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Attachment A
Raytheon Company
Preliminary Statement of Operations Information
First Quarter 2018
(In millions, except per share amounts)

	Three Months Ended
	1-Apr-18	2-Apr-17

Net sales	$6,267	$6,000
Operating expenses
Cost of sales	4,532	4,366
General and administrative expenses	694	686
Total operating expenses	5,226	5,052
Operating income	1,041	948
Non-operating (income) expense, net
Retirement benefits non-service expense	239	207
Interest expense	47	58
Interest income	(7)	(5)
Other (income) expense, net	5	(7)
Total non-operating (income) expense, net	284	253
Income from continuing operations before taxes	757	695
Federal and foreign income taxes	133	198
Income from continuing operations	624	497
Income (loss) from discontinued operations, net of tax	(1)	3
Net income	623	500
Less: Net income (loss) attributable to noncontrolling interests in subsidiaries	(10)	(6)
Net income attributable to Raytheon Company	$633	$506

Basic earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$2.20	$1.73
Income (loss) from discontinued operations, net of tax	—	0.01
Net income	2.20	1.74

Diluted earnings per share attributable to Raytheon Company common stockholders:
Income from continuing operations	$2.20	$1.73
Income (loss) from discontinued operations, net of tax	—	0.01
Net income	2.19	1.74

Amounts attributable to Raytheon Company common stockholders:
Income from continuing operations	$634	$503
Income (loss) from discontinued operations, net of tax	(1)	3
Net income	$633	$506

Average shares outstanding
Basic	288.5	292.5
Diluted	288.8	292.8

Attachment B
Raytheon Company
Preliminary Segment Information
First Quarter 2018
(In millions, except percentages)
					Operating Income
	Net Sales		Operating Income		As a Percent of Net Sales
	Three Months Ended		Three Months Ended		Three Months Ended
	1-Apr-18	2-Apr-17	1-Apr-18	2-Apr-17	1-Apr-18	2-Apr-17

Integrated Defense Systems	$1,489	$1,398	$273	$212	18.3%	15.2%
Intelligence, Information and Services	1,582	1,507	117	111	7.4%	7.4%
Missile Systems	1,848	1,756	212	216	11.5%	12.3%
Space and Airborne Systems	1,568	1,555	193	190	12.3%	12.2%
Forcepoint	141	144	(7)	16	(5.0)%	11.1%
Eliminations	(357)	(350)	(40)	(37)
Total business segment	6,271	6,010	748	708	11.9%	11.8%
Acquisition Accounting Adjustments	(4)	(10)	(33)	(42)
FAS/CAS Operating Adjustment	—	—	354	315
Corporate	—	—	(28)	(33)
Total	$6,267	$6,000	$1,041	$948	16.6%	15.8%

Attachment C
Raytheon Company
Other Preliminary Information
First Quarter 2018
(In millions)

Backlog	1-Apr-18	31-Dec-17

Integrated Defense Systems	$10,160	$9,186
Intelligence, Information and Services	6,079	6,503
Missile Systems	13,037	13,426
Space and Airborne Systems	8,414	8,611
Forcepoint	449	484
Total backlog	$38,139	$38,210

	Three Months Ended
Bookings	1-Apr-18	2-Apr-17

Total bookings	$6,311	$5,688

	Three Months Ended
General and Administrative Expenses	1-Apr-18	2-Apr-17

Administrative and selling expenses	$528	$523
Research and development expenses	166	163
Total general and administrative expenses	$694	$686

Cash, Cash Equivalents and Restricted Cash	1-Apr-18	31-Dec-17

Cash and cash equivalents	$2,748	$3,103
Restricted cash	21	12
Total cash, cash equivalents and restricted cash shown in Attachment E	$2,769	$3,115

Attachment D
Raytheon Company
Preliminary Balance Sheet Information
First Quarter 2018
(In millions)

	1-Apr-18	31-Dec-17

Assets
Current assets
Cash and cash equivalents	$2,748	$3,103
Short-term investments	—	297
Receivables, net	1,639	1,324
Contract assets	5,444	5,247
Inventories	640	594
Prepaid expenses and other current assets	489	761
Total current assets	10,960	11,326

Property, plant and equipment, net	2,478	2,439
Goodwill	14,871	14,871
Other assets, net	2,188	2,224
Total assets	$30,497	$30,860

Liabilities, Redeemable Noncontrolling Interest and Equity
Current liabilities
Commercial paper	$300	$300
Contract liabilities	2,949	2,927
Accounts payable	1,255	1,519
Accrued employee compensation	921	1,342
Other current liabilities	1,354	1,260
Total current liabilities	6,779	7,348

Accrued retiree benefits and other long-term liabilities	8,238	8,287
Long-term debt	4,751	4,750

Redeemable noncontrolling interest	492	512

Equity
Raytheon Company stockholders’ equity
Common stock	3	3
Additional paid-in capital	—	—
Accumulated other comprehensive loss(1)	(9,095)	(7,935)
Retained earnings(1)	19,329	17,895
Total Raytheon Company stockholders’ equity	10,237	9,963
Noncontrolling interests in subsidiaries	—	—
Total equity	10,237	9,963
Total liabilities, redeemable noncontrolling interest and equity	$30,497	$30,860

(1)
In the first quarter 2018 we adopted ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. As a result, we reclassified $1,451 million from accumulated other comprehensive loss to retained earnings related to the reclassification of stranded income tax effects of the Tax Cuts and Jobs Act of 2017.

Attachment E
Raytheon Company
Preliminary Cash Flow Information
First Quarter 2018
(In millions)
	Three Months Ended
	1-Apr-18	2-Apr-17

Cash flows from operating activities
Net income	$623	$500
(Income) loss from discontinued operations, net of tax	1	(3)
Income from continuing operations	624	497
Adjustments to reconcile to net cash provided by (used in) operating activities from continuing operations, net of the effect of acquisitions and divestitures
Depreciation and amortization	135	130
Stock-based compensation	63	57
Deferred income taxes	(77)	(54)
Changes in assets and liabilities
Receivables, net	(314)	(155)
Contract assets and contract liabilities	(174)	(554)
Inventories	(46)	9
Prepaid expenses and other current assets	138	125
Income taxes receivable/payable	290	244
Accounts payable	(167)	(219)
Accrued employee compensation	(420)	(361)
Other current liabilities	(60)	(1)
Accrued retiree benefits	306	283
Other, net	(15)	(42)
Net cash provided by (used in) operating activities from continuing operations	283	(41)
Net cash provided by (used in) operating activities from discontinued operations	1	—
Net cash provided by (used in) operating activities	284	(41)
Cash flows from investing activities
Additions to property, plant and equipment	(219)	(86)
Proceeds from sales of property, plant and equipment	—	11
Additions to capitalized internal use software	(12)	(16)
Purchases of short-term investments	—	(399)
Maturities of short-term investments	309	100
Payments for purchases of acquired companies, net of cash received	—	(39)
Other	(1)	(1)
Net cash provided by (used in) investing activities	77	(430)
Cash flows from financing activities
Dividends paid	(230)	(215)
Net borrowings (payments) on commercial paper	—	—
Repurchases of common stock under share repurchase programs	(400)	(400)
Repurchases of common stock to satisfy tax withholding obligations	(72)	(38)
Contribution from noncontrolling interests in Forcepoint	—	8
Other	(5)	—
Net cash provided by (used in) financing activities	(707)	(645)
Net increase (decrease) in cash, cash equivalents and restricted cash	(346)	(1,116)
Cash, cash equivalents and restricted cash at beginning of the year	3,115	3,303
Cash, cash equivalents and restricted cash at end of period	$2,769	$2,187